Consent of Independents Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of SilverCrest Metals Inc. of our report dated March 24, 2020 relating to the financial statements of SilverCrest Metals Inc., which appears in SilverCrest Metals Inc.’s Annual Report on Form 40-F/A for the year ended December 31, 2019. We also consent to the reference to us under the heading “Interest of Experts” in such registration statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

May 26, 2020